Letter to Shareholders The Doumbias family - Portland, Oregon 4Q21 Exhibit 99.2

Dear Shareholders, Eight years into our goal to transform one of the largest, most antiquated industries in the U.S., we are still scratching the surface of our opportunity ahead. The existing process of buying and selling a home is viewed as one of the worst experiences in life. Additionally, the traditional solutions can take 100-plus days, involve multiple counterparties, and require dozens of offline steps, on top of customer contact information being sold to the highest bidder at multiple steps. Finally, the opportunity ahead will be fueled by a new wave of digital-first home buyers and home sellers. It is our fundamental belief that in a matter of years, millions of home buyers and home sellers will choose a simple, certain and fast experience and transact themselves, completely online. Our 2021 results reflect that this shift is underway. We experienced a nearly seven-fold increase in offer requests from home sellers versus the prior year, we saw all our home sellers engage with our digital dashboard to plan their move, and we provided all our customers an online sale. For buyers, we saw increased demand for a digital touring experience with our self-tour product seeing nearly four times more volume than the prior year and our purchase offers growing five times over the same period - powered by our Opendoor-Backed Offers program. In terms of our financial performance, we demonstrated our market leadership and delivered exceptional results: Revenue: $8.0 billion and 211% growth year-over-year Gross profit: $730 million and 232% growth year-over-year Contribution Profit: $525 million and 377% growth year-over-year We consistently outperformed our expectations in our first year as a public company and pulled forward our financial targets by years, exiting 2021 at a revenue run-rate of over $15 billion. Our experience took another leap forward with the launch of major product experiences and substantial improvements in pricing and operations. We introduced Opendoor-Backed Offers, which provides buyers with the benefits of an all-cash offer, we launched self-service virtual assessments making inspections faster and more convenient, and we launched Opendoor Complete, which brings together all of our products and services into a single, streamlined experience. Empower everyone with the freedom to move 2 Our Mission A Note from Eric

Furthermore, we invested in our entrepreneurial talent and capabilities, acquiring teams from Pro.com, Skylight.com, and RedDoor, which will power our home personalization and digital mortgage efforts. In pricing, we were able to simultaneously reduce our pricing uncertainty, while increasing our buybox by 50% year-over-year, enabling us to provide offers on more than 60% of all transactions in our active markets. Operationally, our investments in technology drove significant efficiencies, resulting in our ability to deliver nearly six times the home assessments and repairs and nearly 110 basis points of operational cost structure improvements over last year. These investments have also allowed us to efficiently scale the number of customers we service by over 250% from the prior year and efficiently expand our market footprint, doubling the number of our markets in 2021. Looking forward, there are a multitude of reasons why 2022 will define Opendoor. We will drive innovations in our consumer experience, with investments in Opendoor Complete and in our digital one-stop-shop with a suite of services. We will build on our industry-leading pricing capabilities to be the most trusted company to provide a competitive, online offer. We will double our audience and consumer base by expanding to more markets, increasing our buybox, and driving national brand awareness. We will continue to invest in our technology and operations platforms to drive additional scale and cost efficiencies. We will aim to deliver another year of exceptional results rooted in rapid growth and strong unit economics. Last, and most importantly, we will build a world-class consumer experience that removes the stress of moving and continues to transform the industry. Eric Wu, Co-Founder & CEO Empower everyone with the freedom to move 3 Our Mission A Note from Eric

⚬ Total revenue of $8.0 billion, up 211% versus 2020, with 21,725 homes sold, up 119% versus 2020 ⚬ Gross profit of $730 million, up 232% versus 2020; gross margin of 9.1% versus 8.5% in 2020 ⚬ Net loss of ($662) million, versus ($253) million in 2020, primarily driven by non-cash stock based compensation of $536 million versus $38 million in 2020 ⚬ Adjusted Net Loss of ($116) million, versus ($175) million in 2020 ⚬ Contribution Profit of $525 million, up 377% versus 2020; Contribution Margin of 6.5%, versus 4.3% in 2020 ⚬ First year of positive Adjusted EBITDA of $58 million versus ($98) million in 2020; Adjusted EBITDA Margin of 0.7% versus (3.8%) in 2020 ⚬ Purchased 36,908 homes, up 498% versus 2020 ⚬ Launched Opendoor-Backed Offers, which provides homebuyers with the benefits of an all-cash offer when they bid on their dream home, and Opendoor Complete, which brings together all of Opendoor’s products and services into a single, streamlined experience ⚬ More than doubled market footprint to 44 markets ⚬ Expanded buybox coverage by 50%+ YoY, enabling us to offer on over 60% of all transactions in our active markets ⚬ Real seller conversion of over 35% along with record offers, up 590% versus 2020 ⚬ Maintained seller Net Promoter Score of above 80 ⚬ Acquired Pro.com and the team from Skylight.com, leaders in home renovation technology, and RedDoor.com, a fully digital mortgage brokerage Key Highlights ⚬ Revenue of $3.8 billion, up 1,435% versus 4Q20, with 9,794 total homes sold, up 1,054% versus 4Q20 ⚬ Gross profit of $272 million, versus $39 million in 4Q20; gross margin of 7.1%, versus 15.4% in 4Q20 ⚬ Net loss of ($191) million, versus ($54) million in 4Q20 ⚬ Adjusted Net Loss of ($80) million, versus ($41) million in 4Q20 ⚬ Contribution Profit of $152 million, versus $31 million in 4Q20; 20th consecutive quarter of positive Contribution Margin which was 4.0%, versus 12.6% in 4Q20 ⚬ Adjusted EBITDA of $0.4 million versus ($27) million in 4Q20; Adjusted EBITDA Margin of breakeven, versus (10.9%) in 4Q20 ⚬ Purchased 9,639 homes, up 378% versus 4Q20 ⚬ Grew inventory balance to 17,009 homes, representing $6.1 billion in value, up 1,208% versus 4Q20 2021 4Q21 4

MEET THE THOMAS FAMILY William Thomas, of Woodstock, GA, bought and sold his house through Opendoor. After spending a year RVing across the country, he and his wife Kelly wanted to find a more permanent place for their teenage children to call home – somewhere with enough space to socialize with friends and build lasting relationships. Selling a home the traditional way can be filled with challenges and uncertainty, particularly for a family like the Thomases. William and Kelly both work from home and homeschool their children. With so much happening at home during the week, the idea of scheduling showings and having people in and out of the house felt too disruptive. Additionally, William and Kelly worried about their inability to control the timing of their move – what if they sold their current house but their offer on another home wasn’t accepted? It wasn’t long before William realized it made a lot of sense to work with Opendoor. What William liked most was that he could browse in his own time for potential homes to buy and schedule home visits that fit into his busy schedule. Additionally, Opendoor was there, ready to purchase his current house at the same time he was closing on their dream home. For the Thomas family, a seamless transition into their new home meant less stress about moving and more time to think about what journey was next. With Opendoor, it was a very seamless process. We were at the same closing table – we were able to sign the sale of our old home, and then an hour later, sign the documents for closing on our new home. Selling and buying with Opendoor was the complete package! William Thomas 5

6 Long-term, Opendoor’s ecosystem is a two-sided local marketplace between home sellers and homebuyers with Opendoor homes and services at the center of the transaction. Our core product of an instant quote attracts homeowners ahead of listing, and our digital and certain sales process with a competitive offer converts sellers. This gives us homes for sale, which is an organic way to attract millions of home shoppers. Our unique inventory and simplified experience to buy a home converts home shoppers to homebuyers with Opendoor. On top of this marketplace activity, we are able to offer our buyers adjacent services to simplify the transaction, as well as generate higher margin for Opendoor. This additional margin gives us the ability to be more competitive on price for our sellers, which in turn can spur additional acquisition growth and create even more homes for buyers. Our focus areas are centered on this flywheel – build a differentiated product to attract homeowners and convert them to a home sale, leverage our homes to attract home shoppers and convert them to buyers, while layering a better experience for the suite of services surrounding the home. Last, we aim to launch and scale these local marketplaces to every market in the U.S., benefitting from the scalability and centralization of our technology, operations, and pricing platform. HOMEOWNERS AND SELLERS For homeowners, we’ve built a differentiated product that attracts homeowners by making it a few simple steps to get an offer, understand one’s home value and know the equity one can instantly unlock. Our digital sales process that maximizes simplicity, certainty, and speed is a compelling alternative over the traditional process of listing on the market. Finally, the pricing and cost competitiveness of our service converts customers to sell to Opendoor. In 2021, we made substantial progress towards the above vectors of attracting homeowners, streamlining the process to sell, and providing a competitive offer at a low cost. First, we deepened our partnership with homebuilders and large real estate search portals. We are now partnered with over 70 homebuilders, including eight of the top ten homebuilders by sales volume, and have launched integrated experiences with Realtor.com, giving more homeowners an instant offer as they Business Highlights Seller NPS >80 Total Customer Transactions 140,000+ Long-Term Opendoor’s ecosystem is a two-sided local marketplace

7 are planning their move. In addition, we re-engaged our large and growing pool of homeowners with refreshed offers, home valuation information, and tips on how to sell, driving nearly 30% of our selling customers in 2021. With the launch of self-service virtual home assessments, we further streamlined the seller experience with speed and convenience, and this feature is being used in a third of our interior home assessments today. Next, in terms of cost, we drove significant operational efficiencies by investing in proprietary tooling, such as Opendoor Scout, and increased virtualization and centralization of local processes and labor. This has resulted in our ability to deliver nearly six times the home assessments and repairs, with significantly faster turnaround time to final offer, and nearly 110 basis points of operational cost structure improvements over last year. These improvements have also allowed us to efficiently scale the number of homes we service by over 250% from the prior year and expand our market footprint, doubling the number of our markets in 2021. Last, we experienced multiple breakthroughs in our pricing processes where we analyzed hundreds of data points about each individual home, including proprietary labeling of millions of images, and leveraged both computer vision and AI techniques to assess each home’s value, condition and market environment. As a result, we were able to improve price competitiveness and increase our buybox by 50%, enabling us to offer on more than 60% of all transactions in our active markets. Looking forward to 2022, we aim to leverage our market leadership and scale advantages to attract homeowners and invest in product, pricing and operations to delight and convert more home sellers. As our market footprint expands, we will increasingly invest in our brand at a national scale to drive awareness and further lower our cost of customer acquisition and continue our re-engagement efforts with an already large and growing pool of homeowners. Next, we will continue to make selling a home simple, certain and fast by further reducing the steps and time to complete a transaction. Last, we will drive additional improvements in pricing and our cost structure as we’ve seen in previous years, further improving the value our customers receive and increasing our already large competitive moat. % of 2021 Acquisitions from Re-engaged Customers 30% Opendoor Scout Business Highlights 2021 Buybox Coverage of Total Transactions in Active Markets >60%

Business Highlights

BUYERS AND SERVICES

Having a unique supply of homes to sell is a tried and true formula to attract home shoppers, driven by having an online presence and offline signage and tours. Said another way, we are able to successfully aggregate home shopper demand by having homes for sale with little to zero marketing cost. Furthermore, given two-thirds of sellers are also buyers, we have already acquired a large base of prospective home shoppers. With this demand, our goal is to build a differentiated product, similar to our Sell to Opendoor product, that delivers superior simplicity, certainty, and speed as compared to the traditional process. Last, we know that when a buyer chooses to buy with us, we are able to attach a range of services due to increased simplicity, convenience, and cost savings.

In 2021, we continued our investments in Buyer and Services. With Opendoor-Backed Offers, we enabled our buyers to make an offer backed by cash which could significantly increase their chances of winning their dream home, giving our customers a superpower that has historically been exclusively for the wealthy. Taking only two months from ideation to launch, Opendoor-Backed Offers is an example of how we are able to leverage our underwriting capabilities, suite of services, and operational infrastructure to quickly build best-in-class experiences for our customers. With the launch of Opendoor Complete in November of 2021, we gave homeowners the ability to buy and sell seamlessly and are already seeing a growing number of sellers leveraging Buy with Opendoor for their next home purchase. We continued to streamline self-tours, giving home shoppers the ability to tour a home without sales pressure, with improved operations and tooling. While we are still early on this journey vis-à-vis our seller experience, Opendoor-Backed Offers, Opendoor Complete, and our self-tour feature are loved by our customers, a strong signal of growth ahead.

In terms of services this past year, we focused on scaling Title and Escrow and more tightly integrating Opendoor Home Loans into our Buy with Opendoor experience. With regards to Title and Escrow, we continued our market leadership with approximately 80% attach across our markets, scaling that revenue nearly 140% year-over-year, and delivering a customer NPS of over 80. Last, we acquired teams from Pro.com, Skylight.com and RedDoor to build our home personalization and digital mortgage initiatives.

Opendoor Complete


9:41
Hi, Sarah
Selling 1545 Main St
We're finalizing your offer
We're finalizing your offer
Buying in Los Angeles
You've made 1 offer
1 task
Upload your pre-approval
Active offers
Offer: $230,000
3323 W Hollybrook Ave
Submitted
Overview
Selling
Buying
More

Title and Escrow Growth YoY

140%

8

Business Highlights Total Markets Launched in 2021 23 Total Markets as of Dec. 2021 44 Looking forward to 2022, we will make improvements and investments centered around Opendoor Complete, Buy with Opendoor, and the checkout experience to buy a home. We will be making Opendoor Complete a marquee product, ensuring that every single seller who is a buyer understands the significant benefits of Opendoor Complete. For Buy with Opendoor and Opendoor-Backed Offers, we will be growing our online presence of our homes and launching early move-in, enabling a buyer to move in on their timeline, which is a feature we know buyers want. Last, we will be creating an e-commerce-like checkout experience for home buyers. This means we will be integrating both the RedDoor and Pro.com products into our buyer experience and enabling customers to shop for a home, tour it, prequalify for a mortgage, make an offer, select upgrades and repairs, and buy the home of their dreams with just their mobile device. MARKET EXPANSION AND SCALABILITY Our expansion nationwide, powered by our technology and operations platform, has a few important benefits to the local marketplaces we operate. First, we are increasingly able to leverage national marketing campaigns to drive awareness at a lower cost. Second, our pricing engine benefits from data across markets. Third, we see scale economies resulting in improvements in our cost structure. In 2021, we significantly increased our market coverage with the launch of 23 new markets. In June of last year, we launched 6 markets in a single day. This was made possible by refinement of our data ingestion systems and sophistication of our pricing models. Additionally, we were able to launch each market with a limited number of in-market Opendoor employees, demonstrating the benefits of our centralized operational platform. Our efficient and rapid market expansion is another proof point of the scalability of our systems and benefits of our technology platform. In terms of 2022, we will unlock serviceable market growth in line with what we delivered in 2021. To achieve this goal, we will be focusing on a few of the larger markets, such as San Francisco Bay Area that was recently launched. We will also continue to expand our buybox coverage this year, not only based on price point, but also the types of homes that we are able to purchase as we expand beyond single family homes. 9 Opendoor Complete We will be making Opendoor Complete a marquee product

As we continue to rapidly grow our market share, we are investing aggressively in technology to ensure we continue to delight customers and improve our cost structure as we grow. Our market leadership affords us the unique opportunity and ability to re-imagine and automate a transaction where others cannot – which is the ability to remove steps and simplify a transaction for consumers, and create a better, more consistent, and lower cost experience. Business Highlights 10 Opendoor Southern CA Market

2021 Revenue $8.0 billion $711 $1,838 $4,741 $2,583 $8,021 ($ in millions) 2021 Homes Sold 21,725 2017 2018 2019 2020 2021 7,470 3,127 18,799 9,913 21,725 Financial Highlights In 2021, we demonstrated our ability to deliver record growth with strong unit economics. We outperformed expectations quarter after quarter as we met the surge in consumer demand with disciplined execution. We are performing years ahead of plan and are in a strong position to deliver another year of rapid growth. GROWTH We significantly outperformed the high end of our revenue guidance, delivering $3.8 billion of revenue in 4Q21 and 1,435% growth year-over year. This outperformance was fueled by the strength of our resale systems as we leaned into strong market demand for the homes we had in inventory coming into Q4. For the full year, revenue was $8.0 billion, up 211% versus 2020. This revenue growth was driven by the aforementioned unit growth, as well as by higher revenue per home sold, up 42% versus 2020. We sold 9,794 homes in 4Q21, over 11 times the volume in 4Q20. Our operations team worked diligently to increase systems capacity to repair and sell a record number of homes in the quarter. By year end, we had worked through the backlog of homes and we entered 1Q22 with greater ability to flex our operational throughput to repair and list higher volumes. For the full year, we sold 21,725 homes, up 119% versus 2020. On the acquisition side, we purchased 9,639 homes in the fourth quarter, up 378% versus 4Q20. Our acquisition volumes were down on a sequential basis, consistent with what we indicated last quarter, driven primarily by our decision to throttle our acquisition pace to ensure a seamless customer experience and manage systemwide operations capacity. For the full year, we acquired a record 36,908 homes, up nearly 500% versus 2020. Over the course of the year, we saw total offers and real seller conversion reach all-time highs as Opendoor’s value proposition of simplicity, certainty and speed, combined with our robust pricing and operational capabilities, continued to accelerate consumer adoption across our markets. As of December 31, 2021, we had 17,009 homes in inventory on our balance sheet, representing $6.1 billion in value, which was up 13 times from the end of 2020. While we saw a strong level of home acquisitions, our inventory balance was largely even with 3Q21, as a result of a record number of home sales. 11 2017 2018 2019 2020 2021

As we exit the year, the overall health of our inventory portfolio remains strong. As of December 31, 2021, only 8% of our homes had been listed on the market for more than 120 days. Our inventory was healthier than the overall market where 24% of homes had been listed for more than 120 days, adjusted for our buybox. As a matter of course, we typically expect holding periods in the fourth quarter to lengthen given seasonal softness from a resale sell-through perspective. In addition to seasonality, we saw extended home repair timelines also contribute to longer holding periods. By year end, our repair timelines were back to historical norms on new acquisitions, and we enter 2022 with greater operational capacity to meet the higher demand we anticipate. UNIT ECONOMICS We delivered unit margins in-line with the margin trajectory that we have guided to throughout the year. GAAP gross profit was $272 million and 7.1% of revenue in 4Q21, versus $39 million and 15.4% of revenue in 4Q20. Adjusted gross profit was $279 million and 7.3% of revenue in 4Q21, versus $38 million and 15.4% of revenue in 4Q20. For the full year, GAAP gross profit was $730 million and 9.1% of revenue, versus $220 million and 8.5% of revenue in 2020. Adjusted gross profit was $769 million and 9.6% of revenue for the year, versus $211 million and 8.2% of revenue in 2020. Contribution Profit, which accounts for the direct selling and holding costs incurred on the homes sold during the quarter, was $152 million in 4Q21, up 390% versus 4Q20. Contribution Margin, which we view as an important measure of unit economics associated with a specific resale cohort, was 4.0% versus 12.6% in 4Q20. For the year, we delivered Contribution Profit of $525 million and a Contribution Margin of 6.5%, slightly ahead of our annual contribution margin target of 4 to 6%, and up from $110 million and 4.3% in 2020. Our Contribution Margin was generally in line with our internal expectations. Throughout the course of 2021, we called out that we were the beneficiaries of two temporary trends: 1) an inventory mix that was over-indexed to recently acquired homes as we restarted acquisitions after a COVID-induced pause and inventory 12 Financial Highlights 2021 Gross Margin 9.1% 2021 Contribution Margin 6.5% 2021 Contribution Profit $525 million sell-down; and 2) a more conservative underwriting stance at the outset of the year versus our home price appreciation (HPA) expectations as we re-accelerated our home purchasing. And as we guided to, our contribution margin came down sequentially through the second half of the year as our inventory mix normalized and our underwriting became more reflective of our HPA expectations. ADJUSTED EBITDA AND NET LOSS GAAP net loss was ($191) million in 4Q21 versus ($54) million in 4Q20. As a percent of revenue, GAAP net loss was (5.0%) versus (21.7%) in 4Q20. GAAP net loss was impacted by stock-based compensation (SBC) expense of approximately $71 million in 4Q21. For Q1, we expect SBC expense to be in the range of $70 to $75 million. For the full year, GAAP net loss was ($662) million versus ($253) million in 2020. As a percent of revenue, GAAP net loss was (8.2%) versus (9.8%) in 2020. Adjusted Net Loss was ($80) million or (2.1%) of revenue in 4Q21, versus ($41) million or (16.6%) of revenue in 4Q20. For the full year, Adjusted Net Loss was ($116) million or (1.4%) of revenue, versus ($175) million or (6.8%) of revenue in 2020. As a reminder, Adjusted Net Loss is a good proxy for normalized free cash flow, as it isolates the operating performance of our business from temporary swings in home inventory that are primarily funded through non-recourse debt facilities. Adjusted EBITDA was $0.4 million in 4Q21 compared to ($27) million in 4Q20. As a percentage of revenue, Adjusted EBITDA was breakeven in 4Q21 versus (10.9%) in 4Q20 and 1.5% in 3Q21. For the full year, Adjusted EBITDA was $58 million and 0.7% of revenue, versus ($98) million or (3.8%) of revenue in 2020. Financial Highlights 13 2021 Adjusted EBITDA Margin 0.7% (8.0%) (7.1%) (4.6%) (3.8%) 0.7% 2017 2018 2019 2020 2021 2021 Adjusted EBITDA $58 million

BALANCE SHEET ITEMS We ended the year with $2.2 billion in cash, cash equivalents, and marketable securities. Based on our current borrowing capacity, we can fund up to approximately $10 billion of inventory, which would imply financing capacity of over $30 billion of home acquisition volumes based on typical inventory turns. We are well capitalized with what we have in hand to meet our 2022 plan. 1Q22 GUIDANCE We expect 2022 to be another record year for Opendoor. For the first quarter of 2022, revenue is expected to be between $4.1 and $4.3 billion, which represents 462% year-over-year growth at the midpoint of the range. This will be driven by the rapid growth of sellers choosing Opendoor and continued strength of our resale systems to meet the high demand for housing. Adjusted EBITDA1 is expected to be between $30 and $40 million, which represents 0.8% margin and a year-over-year increase of $37 million at the midpoint of the expected range. We remain focused on innovating for both sellers and buyers, driving improving profits through improvements in pricing, operations, and services, and by leveraging our technology platform to improve profitability as we scale. 14 Financial Highlights 2021 Cash, Cash Equivalents, and Marketable Securities $2.2 billion 1Q22 Adjusted EBITDA1 Guidance $30–$40 million 1Q22 Revenue Guidance $4.1–$4.3 billion 1. Opendoor has not provided a quantitative reconciliation of forecasted Adjusted EBITDA or Adjusted EBITDA Margin to forecasted GAAP net income (loss) or GAAP net Income (Loss) Margin, respectively, within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment and equity securities fair value adjustment. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control.

15Raleigh-Durham, NC Eric Wu, Co-Founder & CEO Carrie Wheeler, CFO CONFERENCE CALL INFORMATION Opendoor will host a conference call to discuss its financial results on February 24, 2022 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. February 24, 2022 at 2 p.m. PT investor.opendoor.com LIVE WEBCAST

/ OpendoorHQ / Opendoor Company / Opendoor-com investor.opendoor.com

17 Definitions & Financial Tables

This shareholder letter contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including statements regarding our financial condition, anticipated financial performance, business strategy and plans, market opportunity and expansion and objectives of management for future operations. These forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “intend”, “may”, “might”, “opportunity”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “will”, or “would”, the negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward- looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many important factors could cause actual future events to differ materially from the forward-looking statements in this shareholder letter, including but not limited to our public securities’ potential liquidity and trading; our ability to raise financing in the future; our success in retaining or recruiting, or changes required in, our officers, key employees or directors; the impact of the regulatory environment and complexities with compliance related to such environment; various factors relating to our business, operations and financial performance, including, but not limited to, the impact of the COVID-19 pandemic on our ability to grow market share; our ability to respond to general economic conditions, and the health of the U.S. residential real estate industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption "Risk Factors" in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2022, and our other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 18 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross Profit, Contribution Profit, Contribution Profit After Interest, Adjusted Net (Loss) Income, Adjusted EBITDA, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non- GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest, which are non-GAAP financial measures. We believe that Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance in our key markets. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution Profit provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Contribution Profit After Interest further impacts gross profit by including senior interest costs attributable to homes sold during a reporting period. We believe these measures facilitate meaningful period over period comparisons and illustrate our ability to generate returns on assets sold after considering the costs directly related to the assets sold in a given period. Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. These measures also exclude the impact of certain restructuring costs that are required under GAAP. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit. 19 Definitions

Adjusted Gross Profit / Margin We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) inventory valuation adjustment in the current period, (2) inventory valuation adjustment in prior periods, and (3) restructuring in costs of revenue. Restructuring in cost of revenue reflects the costs associated with the reduction in our workforce in 2020, a portion of which were related to personnel included in cost of revenue. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution Profit / Margin We calculate Contribution Profit as Adjusted Gross Profit, minus certain costs incurred on homes sold during the current period including: (1) holding costs incurred in the current period, (2) holding costs incurred in prior periods, and (3) direct selling costs. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflows directly associated with a specific resale cohort. Contribution Profit / Margin After Interest We define Contribution Profit After Interest as Contribution Profit, minus interest expense under our non-recourse asset- backed senior debt facilities incurred on the homes sold during the period. This may include interest expense recorded in periods prior to the period in which the sale occurred. Our asset-backed senior debt facilities are secured by our real estate inventory and cash. In addition to our senior debt facilities, we use a mix of debt and equity capital to finance our inventory and that mix will vary over time. In addition, we expect to continue to evolve our cost of financing as we include other debt sources beyond mezzanine capital. As such, in order to allow more meaningful period over period comparisons that more accurately reflect our asset performance rather than our evolving financing choices, we do not include interest expense associated with our mezzanine term debt facilities in this calculation. Contribution Margin After Interest is Contribution Profit After Interest as a percentage of revenue. We view this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when burdened with the cost of senior financing. 20 Definitions

21 Adjusted Net Loss and Adjusted EBITDA We also present Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non-recurring, non-cash, not directly related to our revenue-generating operations or not aligned to related revenue. Adjusted Net Loss and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include inventory valuation adjustments that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net loss. We calculate Adjusted Net Loss as GAAP net loss adjusted to exclude non-cash expenses of stock-based compensation, equity securities fair value adjustment, derivative and warrant fair value adjustment, and intangibles amortization expense. It also excludes non-recurring payroll tax on initial RSU release, restructuring charges, loss on extinguishment of debt, gain on lease termination, legal contingency accrual, and convertible note payment-in-kind (“PIK”) interest and issuance discount amortization. Adjusted Net Loss also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net Loss does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net Loss adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. Definitions

22 Three Months Ended December 31, Year Ended December 31, 2021 2020 2021 2020 REVENUE $ 3,822 $ 249 $ 8,021 $ 2,583 COST OF REVENUE 3,550 210 7,291 2,363 GROSS PROFIT 272 39 730 220 OPERATING EXPENSES: Sales, marketing and operations 225 39 544 195 General and administrative 117 54 620 153 Technology and development 32 12 134 58 Total operating expenses 374 105 1,298 406 LOSS FROM OPERATIONS (102) (66) (568) (186) DERIVATIVE AND WARRANT FAIR VALUE ADJUSTMENT — 33 12 8 LOSS ON EXTINGUISHMENT OF DEBT — (11) — (11) INTEREST EXPENSE (73) (11) (143) (68) OTHER INCOME – Net (16) 1 38 4 LOSS BEFORE INCOME TAXES (191) (54) (661) (253) INCOME TAX EXPENSE — — (1) — NET LOSS $ (191) $ (54) $ (662) $ (253) Net loss per share attributable to common shareholders: Basic $ (0.31) $ (0.30) $ (1.12) $ (2.31) Diluted $ (0.31) $ (0.30) $ (1.12) $ (2.31) Weighted-average shares outstanding: Basic 612,516 178,975 592,574 109,301 Diluted 612,516 178,975 592,574 109,301 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except share amounts which are presented in thousands, and per share amounts) (Unaudited)

23 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) December 31, 2021 December 31, 2020 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 1,731 $ 1,413 Restricted cash 847 93 Marketable securities 484 48 Escrow receivable 84 1 Mortgage loans held for sale pledged under agreements to repurchase 7 8 Real estate inventory, net 6,096 466 Other current assets ($4 and $— carried at fair value) 91 24 Total current assets 9,340 2,053 PROPERTY AND EQUIPMENT – Net 45 29 RIGHT OF USE ASSETS 42 50 GOODWILL 60 31 INTANGIBLES – Net 12 9 OTHER ASSETS ($5 and $— carried at fair value) 7 4 TOTAL ASSETS $ 9,506 $ 2,176 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $ 137 $ 25 Non-recourse asset-backed debt - current portion 4,240 339 Other secured borrowings 7 7 Interest payable 12 1 Lease liabilities - current portion 4 21 Total current liabilities 4,400 393 NON-RECOURSE ASSET-BACKED DEBT – Net of current portion 1,862 136 CONVERTIBLE SENIOR NOTES 954 — WARRANT LIABILITIES — 47 LEASE LIABILITIES – Net of current portion 42 47 Total liabilities 7,258 623 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 616,026,565 and 540,714,692 shares issued, respectively; 616,026,565 and 540,714,692 shares — — Additional paid-in capital 3,955 2,596 Accumulated deficit (1,705) (1,043) Accumulated other comprehensive (loss) income (2) — Total shareholders’ equity 2,248 1,553 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 9,506 $ 2,176

24 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) Year Ended December 31, 2021 2020 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (662) $ (253) Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash (used in) provided by operating activities: Depreciation and amortization  47 39 Amortization of right of use asset 8 24 Stock-based compensation 536 38 Warrant fair value adjustment (12) (31) Gain on settlement of lease liabilities (5) — Inventory valuation adjustment 56 8 Changes in fair value of derivative instruments — 23 Change in fair value of equity securities (35) — Payment-in-kind interest — 4 Net fair value adjustments and gain (loss) on sale of mortgage loans held for sale (4) (3) Origination of mortgage loans held for sale (196) (128) Proceeds from sale and principal collections of mortgage loans held for sale 197 126 Changes in operating assets and liabilities: Escrow receivable (83) 12 Real estate inventories (5,656) 834 Other assets (52) 3 Accounts payable and other accrued liabilities 76 (4) Interest payable 4 (3) Lease liabilities (13) (7) Net cash (used in) provided by operating activities (5,794) 682 CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (33) (17) Purchase of intangible assets (1) — Purchase of marketable securities (486) (175) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 92 170 Purchase of non-marketable equity securities (15) — Acquisitions, net of cash acquired (33) — Net cash used in investing activities (476) (22) CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from issuance of Series E preferred stock — 2 Proceeds from issuance of convertible senior notes, net of issuance costs 953 — Purchase of capped calls related to convertible senior notes (119) — Proceeds from exercise of stock options 15 8 Proceeds from warrant exercise 22 — Proceeds from Business Combination and PIPE offering — 1,014 Proceeds from the February 2021 Offering 886 — Issuance cost of common stock (29) (43) Proceeds from non-recourse asset-backed debt 11,499 1,309 Principal payments on non-recourse asset-backed debt (5,838) (2,130) Proceeds from other secured borrowings 192 125 Principal payments on other secured borrowings (192) (121) Payment of loan origination fees and debt issuance costs (47) (3) Net cash provided by (used in) financing activities 7,342 161 NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH 1,072 821 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 1,506 685 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $ 2,578 $ 1,506 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $ 122 $ 57 DISCLOSURES OF NONCASH FINANCING ACTIVITIES: Conversion of preferred stock to common stock — 1,386 Issuance of issuer stock rights in extinguishment of the 2019 Convertible Notes $ — $ 213 Recognition of warrant liability $ — $ 81 Issuance of common stock in extinguishment of warrant liabilities $ (35) $ — RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $ 1,731 $ 1,413 Restricted cash 847 93 Cash, cash equivalents, and restricted cash $ 2,578 $ 1,506

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT, CONTRIBUTION PROFIT AND CONTRIBUTION PROFIT AFTER INTEREST TO OUR GROSS PROFIT
(Unaudited)

(in millions, except percentages and homes sold, or as noted)	Three Months Ended December 31, 2021	Three Months Ended September 30, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Gross profit (GAAP)	$ 272	$ 202	$ 39	$ 730	$ 220
Gross Margin	7.1 %	8.9 %	15.4 %	9.1 %	8.5 %
Adjustments:					
Inventory valuation adjustment – Current Period[1][2]	24	31	—	39	—
Inventory valuation adjustment – Prior Periods[1][3]	(17)	—	(1)	—	(11)
Restructuring in cost of revenue[4]	—	—	—	—	2
Adjusted Gross Profit	$ 279	$ 233	$ 38	$ 769	$ 211
Adjusted Gross Margin	7.3 %	10.3 %	15.4 %	9.6 %	8.2 %
Adjustments:					
Direct selling costs[5]	(99)	(52)	(5)	(195)	(73)
Holding costs on sales – Current Period[6][7]	(12)	(7)	(1)	(47)	(17)
Holding costs on sales – Prior Periods[6][8]	(16)	(5)	(1)	(2)	(11)
Contribution Profit	$ 152	$ 169	$ 31	$ 525	$ 110
Homes sold in period	9,794	5,988	849	21,725	9,913
Contribution Profit per Home Sold (in thousands)	$ 16	$ 28	$ 37	$ 24	$ 11
Contribution Margin	4.0 %	7.5 %	12.6 %	6.5 %	4.3 %
Adjustments:					
Interest on homes sold – Current Period[9][10]	(12)	(6)	(1)	(42)	(18)
Interest on homes sold – Prior Periods[9][11]	(13)	(4)	1	(1)	(10)
Contribution Profit After Interest	$ 127	$ 159	$ 31	$ 482	$ 82
Contribution Margin After Interest	3.3 %	7.0 %	12.2 %	6.0 %	3.2 %

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Restructuring in cost of revenue consists mainly of severance and employee termination benefits that were recorded to cost of revenue due to a reduction in workforce in the second quarter of 2020 following the outbreak of the COVID-19 pandemic.

(5) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(6) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(7) Represents holding costs incurred in the period presented on homes sold in the period presented.

(8) Represents holding costs incurred in prior periods on homes sold in the period presented.

(9) This does not include interest on mezzanine term debt facilities or other indebtedness.

(10) Represents the interest expense under our asset-backed senior debt facilities incurred during the period on homes sold in the current period.

(11) Represents the interest expense under our asset-backed senior debt facilities incurred during prior periods on homes sold in the current period.

25

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET INCOME (LOSS) AND ADJUSTED EBITDA TO OUR NET LOSS
(Unaudited)

(in millions, except percentages)	Three Months Ended December 31, 2021	Three Months Ended September 30, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Net loss (GAAP)	**$ (191)**	**$ (57)**	**$ (54)**	**$ (662)**	**$ (253)**
Adjustments:					
Stock-based compensation	71	62	29	536	38
Equity securities fair value adjustment[1]	16	(51)	—	(35)	—
Derivative and warrant fair value adjustment[1]	—	(3)	(33)	(12)	(8)
Intangibles amortization expense[2]	2	1	1	4	4
Inventory valuation adjustment – Current Period[3][4]	24	31	—	39	—
Inventory valuation adjustment — Prior Periods[3][5]	(17)	—	(1)	—	(11)
Restructuring[6]	—	—	—	—	31
Convertible note PIK interest and discount amortization[7]	—	—	—	—	8
Loss on extinguishment of debt	—	—	11	—	11
Gain on lease termination	—	—	—	(5)	—
Payroll tax on initial RSU release	—	—	—	5	—
Legal contingency accrual	14	—	4	14	4
Other[8]	1	(1)	2	—	1
Adjusted Net Loss	**$ (80)**	**$ (18)**	**$ (41)**	**$ (116)**	**$ (175)**
Adjustments:					
Depreciation and amortization, excluding amortization of intangibles and right of use assets	9	8	5	33	22
Property financing[9]	62	38	6	119	38
Other interest expense[10]	10	6	4	24	22
Interest income[11]	(1)	—	(1)	(3)	(5)
Income tax expense	—	1	—	1	—
Adjusted EBITDA	**$ 0.4**	**$ 35**	**$ (27)**	**$ 58**	**$ (98)**
Adjusted EBITDA Margin	— %	1.5 %	(10.9)%	0.7 %	(3.8)%

(1) Represents the gains and losses on our financial instruments, which are marked to fair value at the end of each period.

(2) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

(3) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(4) Inventory valuation adjustment — Current Period is the inventory valuation adjustment charge recorded during the period presented associated with homes that remain in inventory at period end.

(5) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(6) Restructuring costs consist mainly of employee termination benefits, relocation packages and retention bonuses as well as costs related to the exiting of certain non-cancelable leases. In 2020, these costs related mainly to a reduction in workforce implemented in April 2020 as well as our exercise of the early termination option related to our San Francisco headquarters.

(7) Includes non-cash payment-in-kind ("PIK") interest and amortization of the discount on the convertible notes issued from July through November 2019 (the "2019 Convertible Notes"). We exclude convertible note PIK interest and amortization from Adjusted Net Loss since these are non-cash in nature and were converted into equity in September 2020 when the Company entered into the Convertible Notes Exchange Agreement with the convertible note holders.

(8) Includes primarily gain or loss on disposal of fixed assets, gain or loss on interest rate lock commitments, gain or loss on the sale of available for sale securities, and sublease income.

(9) Includes interest expense on our non-recourse asset-backed debt facilities.

(10) Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, other interest related costs on our asset-backed debt facilities, interest expense related to the 2026 convertible senior notes outstanding, and interest expense on other secured borrowings.

(11) Consists mainly of interest earned on cash, cash equivalents and marketable securities.

26